                                                                    EXHIBIT 99.2




                                                            As of ________, 2005



                            EXCHANGE AGENT AGREEMENT



The Bank of New York
101 Barclay Street, 8W
New York, New York 10286
Attention: Corporate Trust Administration

Ladies and Gentlemen:

        Sierra Pacific Resources, a corporation organized and existing under the laws of the State of Nevada (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange all of its outstanding 6 3/4% Senior Notes due 2017 (not registered under the Securities Act of 1933, as amended (the "Securities Act")) (the "Old Notes") for its 6 3/4% Senior Notes due 2017 (registered under the Securities Act) (the "New Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated __________, 2005 (the "Prospectus"), proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Securities".

        The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer pursuant to this Exchange Agent Agreement (the "Agreement"). References hereinafter to "you" shall refer to The Bank of New York.

        The Exchange Offer is expected to be commenced by the Company on or about _________, 200_. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith. Anything contained herein or in the Prospectus or Letter of Transmittal to the contrary notwithstanding, the Exchange Agent's obligations with respect to receipt and inspection of the Letters of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic message (the "Agent's Message" as defined in the Prospectus) transmitted to the Exchange Agent by the Book-Entry Transfer Facility, in accordance with ATOP, and by otherwise observing and complying with all procedures established by the Book-Entry Transfer Facility in connection with ATOP, to the extent that ATOP is utilized by the Exchange Offer participants.

        The Exchange Offer shall expire at 5:00 p.m., New York City time, on ________, 200_ or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

        The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

        2. You will establish a book-entry account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or Agent's Message or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, as applicable) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

        4. With the approval of the President, any Senior or Executive Vice President, any Vice President, the Treasurer or the Acting Secretary of the Company (each, an "Authorized Officer"), such approval, if given orally, to be promptly confirmed in writing, or any other party designated in writing, by such Authorized Officer, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

        5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering -- Registered Holders and DTC Participants", and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

        Notwithstanding the provisions of this Section 5, Old Notes which any Authorized Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

        6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

        7. You shall accept tenders:

           (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

           (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

           (c) from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

        You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

        8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such

Old Notes for New Notes and cause such Old Notes to be cancelled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or Agent's Message (as defined in the Letter of Transmittal) in lieu thereof, with any required signature guarantees and any other required documents. You shall issue New Notes only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

        10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

        11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

        12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by first-class mail.

        13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

        14. As Exchange Agent hereunder you:

            (a) shall not be liable for any action taken, omitted to be taken or suffered to exist, or for any loss or injury resulting from your actions or your performance or lack of performance of your duties hereunder in the absence of gross negligence on your part, and in no event shall you be liable to a securityholder, the Company or any third party for any special, punitive, indirect or consequential loss or damages of any kind whatsoever, or lost profits, arising in connection with this Agreement even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

            (b) shall have no duties or obligations other than those expressly set forth herein (either by specific description or by reference to the Prospectus) or as may be subsequently agreed to in writing between you and the Company and no implied duties or obligations shall be read into this Agreement against you. No provision in this Agreement shall require you to expend or risk your own funds or otherwise incur any financial liability in the performance of any of your duties, or in the exercise of your rights and powers hereunder;

            (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

            (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

            (e) may conclusively rely on and shall be fully protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed in good faith by you to be genuine and to have been signed or presented by the proper person or persons;

            (f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

            (g) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any authorized officer of the Company;

            (h) may perform any of your duties hereunder either directly or through agents or attorneys and you shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder;

            (i) shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Exchange Offer, including without limitation obligations under applicable securities laws;

            (j) shall not be liable for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from the Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication;

            (k) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

            (l) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes;

            (m) you shall not be liable for any action taken, suffered or omitted by you in good faith and believed by you to be authorized or within the discretion or rights or powers conferred upon you by this Agreement; and

            (n) you shall not be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond your reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorist acts; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; and acts of civil or military authority or governmental actions; it being understood that you shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

        15. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus and the Letter of Transmittal (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: William D. Rogers.

        16. You shall advise by email Michael Yackira, Corporate Executive Vice President and Chief Financial Officer (at the email address myackira@nevp.com), William D. Rogers, Corporate Treasurer (at the email address wrogers@nevp.com), Joseph Orfano, Assistant Treasurer (at the email address jorfano@nevp.com), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the principal amount of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

        17. Letters of Transmittal shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your normal practices.

        18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of out-of-pocket expenses (including the reasonable fees and expenses of your counsel) as has been separately agreed upon in writing by you and the Company. The provisions of this Section shall survive the termination of this Agreement and your resignation or removal for any reason.

        19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

        20. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without gross negligence on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed in good faith by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

        21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

        22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment with the Company's check of any such transfer taxes, at such time as such refund is received by you.

        23. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute).

        24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

        25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

        27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including, if receipt thereof is confirmed, facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                  If to the Company:

                           Sierra Pacific Resources
                           P.O. Box 10100
                           6100 Neil Road
                           Reno, Nevada  89520-0400

                           Facsimile: (775) 834-5462
                           Attention:  Michael W. Yackira
                                       William D. Rogers
                                       Joseph Orfano

                  If to the Exchange Agent:

                           The Bank of New York
                           101 Barclay Street
                           Floor 8 West
                           New York, New York  10286

                           Facsimile:  (212) 815-5707
                           Attention:  Corporate Trust Trustee
                                        Administration

        28. This Agreement shall be effective as of the date first above written. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 17, 18 and 20 shall survive the termination of this Agreement. Except as otherwise set forth herein, upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

        29. This Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

        30. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                                  SIERRA PACIFIC RESOURCES



                                                  By:
                                                     ---------------------------
                                                     Name: William D. Rogers
                                                     Title: Corporate Treasurer



Accepted as of the date first above written:

THE BANK OF NEW YORK, as Exchange Agent



By:
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